                                                              EXHIBIT 10.27

                             EMPLOYMENT AGREEMENT


         This employment agreement (this "Agreement") is made this 17th day of July, 1996, by and between Compression Labs, Incorporated (the "Company") and Larry L. Enterline ("Executive").

         WHEREAS, Executive is presently serving as a consultant to the Company; and

         WHEREAS, the Company recognizes the valuable contributions Executive has made to the success of the Company and now wishes to employ Executive; and

         WHEREAS, Executive desires to be employed by the Company;

         NOW, THEREFORE, in consideration of the mutual covenants, the Company and Executive enter into this Agreement.

         1.      EMPLOYMENT.

                 (a) Executive's employment with the Company commences the date hereof. The Board of Directors (the "Board") will appoint Executive as the Executive Vice President of the Company at its meeting on or about July 25, 1996. The Consulting Agreement entered into between Executive and the Company by letter dated October 10, 1995, and any other agreements related to Executive's services as a consultant prior to the date hereof, are hereby terminated and superseded, and all obligations of the Company under such Consulting Agreement and any other such agreements shall hereby cease as of the date hereof.

                 (b) The Company and Executive each agree and acknowledge that Executive is employed by the Company as an "at-will" employee and that either Executive or the Company has the right at any time to terminate Executive's employment with the Company, with or without cause or advance notice, for any reason or for no reason. The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event that Executive's employment with the Company terminates under the circumstances described herein.

                 (c) The duties and obligations of the Company to Executive under this Agreement are in recognition of Executive's past services to the Company and shall be in consideration for Executive's employment with the Company.

         2.      POSITION AND DUTIES.

                 (a) Executive shall have such responsibilities and authority as may be given Executive from time to time by the Company's President and Chief Executive Officer (the "CEO"). It is contemplated that during his employment Executive shall serve as an executive of the Company, reporting directly to the CEO, with duties and responsibilities customarily associated with this position, and such other duties as may be assigned to you by the Company. The Company reserves the right to modify Executive's job duties from time to time as it deems necessary.

                 (b) Executive shall devote his full time and attention during normal business hours to the business affairs of the Company except for reasonable vacations and except for illness or incapacity, but nothing in this Agreement shall preclude Executive from devoting reasonable time required for serving as a director or a member of a committee of any organization involving no conflict of interest with the interest of the Company, from engaging in charitable and community activities, and from managing his personal affairs, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

         3.      COMPENSATION AND BENEFITS.

                 (a) SALARY AND BENEFITS. During the period of Executive's employment hereunder, the Company shall pay to Executive an annual salary in an amount of two hundred fifty thousand dollars ($250,000), less standard deductions and withholdings, payable in installments in accordance with Company policy. Executive also shall be entitled to all rights and benefits for which he meets applicable eligibility conditions under such group insurance and other Company benefit programs, including sick and vacation leave, and the Employee Stock Purchase Plan which may be in force from time to time and provided to Executive or for the Company's employees generally. The Company reserves the right to modify Executive's compensation and benefits from time to time as it deems necessary.

                 (b) BONUS. Executive shall be eligible for an individual performance bonus based on overall Company performance payable at such time and in such amount that is reasonable and mutually agreed upon by the Compensation Committee of the Board and Executive.

                 (c) STOCK OPTIONS. The Company in December 1995 granted to Executive a nonqualified stock option under its 1984 Supplemental Stock Option Plan (the "1984 Option Plan") to purchase 150,000 shares of the Company's common stock. In April 1996, the Compensation Committee of the Board approved the grant to Executive of nonqualified options under the 1984 Option Plan to purchase an additional 75,000 shares of common stock, subject to Executive's acceptance of full-time employment with the Company. Such options take effect on the date of this Agreement and have an exercise price equal to the common stock's fair market value as of the date hereof. In addition, on the date of this Agreement, the Company has granted to Executive under its 1980 Stock Option Plan and the 1984 Option Plan options to purchase 150,000 shares of the Company's common stock at an exercise price equal to the common stock's fair market value as of the date hereof. Executive acknowledges and agrees that there are no further commitments or obligations on the part of the Company to grant to Executive any additional options.





                                       2.

                 (d) MANAGEMENT PERQ CHECKBOOK. The Company shall allocate to Executive seven thousand dollars ($7,000) annually under the current Management Perq Checkbook Plan.

                 (e) EXPENSES. Executive shall be entitled to receive prompt reimbursement of all actual and reasonable expenses incurred by Executive in performing Company services, including expenses related to travel and expenses while away from home on business. Such expenses shall be accounted for under the policies and procedures established by the Company.

         4. TERMINATION BY THE COMPANY. Executive's employment with the Company may be terminated by the Company in the following circumstances.

                 (a) DEATH. Upon Executive's death, the termination date shall be the last day of the month in which Executive's death occurs.

                 (b) DISABILITY. If Executive becomes incapacitated due to physical or mental illness, or if Executive is absent from his full-time duties for twelve (12) consecutive weeks on account of physical or mental illness, the Company shall continue to pay to Executive an amount which, when combined with disability or income-continuance benefits pursuant to a Company plan or provided under state law and received by Executive, shall equal but not exceed Executive's base salary, less standard deductions and withholdings. However, Executive must submit claims for any and all such disability benefits to which he may be entitled. For any waiting period during which Executive receives no benefits under any disability plan, the Company shall pay his entire base salary, less standard deductions and withholdings. The Company shall continue to integrate such salary payments with benefits until such time as Executive's employment is terminated in accordance with the provisions relating to termination on account of disability, but in no event for longer than twelve (12) weeks.

                 (c) FOR CAUSE. If the Company terminates Executive's employment for Cause, Executive shall not be entitled to receive any payments or benefits under the provisions of this Agreement, except as otherwise specifically set forth herein, and the Company shall cease paying compensation or providing benefits to Executive as of Executive's termination date. For purposes of this Agreement, Cause shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty;
(ii) participation in a fraud or act of dishonesty against the Company; (iii) wilful breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement or Executive's Proprietary Information and Inventions Agreement attached hereto as Exhibit B; or (vi) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates unacceptable job performance or gross unfitness to serve. Physical or mental disability shall not constitute Cause.

                 (d) WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment at any time, without Cause, effective on the date determined by the Company. If the Company terminates Executive's employment without Cause, then Executive shall be paid the following:





                                       3.
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                          (i)     SEVERANCE PAYMENTS.  The Company shall
continue to pay Executive his base salary in effect at the time of such termination for fifty-two (52) weeks following the date of termination ("Severance Payments"). The Severance Payments shall be made on the Company's normal payroll dates and will be subject to standard deductions and withholdings. Notwithstanding the foregoing, pursuant to Section 7(b) of this Agreement (relating to a termination of benefits in the event Executive competes with the Company or solicits on behalf of another person or entity), the Severance Payments shall cease as of the date Executive enters into an activity in competition with the Company or solicits the Company's employees, consultants or independent contractors, as determined solely by the Company, and Executive shall have no further rights to such benefits.

                          (ii)    HEALTH INSURANCE.  To the extent permitted by
law and by the Company's group health insurance plans, Executive will be eligible, after the date of termination, to continue his health insurance benefits under the federal COBRA law, at his own expense for up to eighteen
(18) months and, later, to convert to an individual policy if he wishes. Executive will be provided with a separate notice of his COBRA rights. If Executive elects COBRA continuation, the Company agrees to pay Executive's health insurance continuation premiums for twelve (12) months following the termination date ("Benefit Period"). The Company's obligation to make such payments shall cease immediately if, during the Benefit Period, (A) Executive becomes eligible for other health insurance benefits at the expense of a new employer; or (B) in accordance with Section 7(b) of this Agreement, Executive competes with the Company or solicits on behalf of another person or entity. Executive agrees to notify a duly authorized officer of the Company, in writing, at least ten (10) business days prior to his acceptance of any employment which provides health insurance benefits, or his engagement in prohibited activity defined in Section 7(b).

         5. TERMINATION BY EXECUTIVE. Executive may terminate his employment with the Company (1) for Good Reason within sixty (60) consecutive days following the occurrence of an event or events constituting such Good Reasons; or (2) for the convenience of Executive.

                 (a) GOOD REASON. If Executive voluntarily terminates his employment with Good Reason, Executive shall receive the Severance Payments and other benefits set forth in Section 4(d) above. For the purposes of this Agreement, Good Reason means (i) substantial reduction of Executive's rate of compensation as set forth in Section 3(a) of this Agreement; (ii) failure to provide a package of welfare benefit plans which, taken as a whole, provide substantially similar benefits to those in which the Executive is entitled to participate (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect Executive's participation or substantially reduce Executive's benefits under any of such plans; (iii) change in Executive's responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by Executive; (iv) request that Executive relocate his current residence, unless Executive accepts such relocation request; (v) material reduction in Executive's duties; (vi) failure or refusal of a successor to the Company to assume





                                       4.

the Company's obligations under this Agreement; or (vii) material breach by the Company or any successor to the Company of any of the material provisions of this Agreement.

                 (b) CONVENIENCE. If Executive voluntarily resigns his employment without Good Reason as defined below, the Company shall pay Executive his base salary, less standard deductions and withholdings, through the date of termination at the rate in effect at the time of the notice of termination. Thereafter, the Company shall have no further obligations to Executive under this Agreement.

         6. CONSULTING AGREEMENT. If the Company terminates Executive's employment without Cause, or if Executive resigns for Good Reason within sixty
(60) consecutive days following the occurrence of an event or events constituting Good Reason, Executive shall serve as a consultant to the Company under the terms specified below. The consulting relationship shall commence on the date of termination and continue for a period of three (3) years (the "Consulting Period").

                 (a) CONSULTING SERVICES. Executive shall provide consulting services to the Company in any area for which he is qualified by virtue of his education, experience and training upon request by a duly authorized officer of the Company. He agrees to exercise the highest degree of professionalism and to utilize his expertise and creative talents in performing these services. Executive agrees to make himself available to perform such consulting services throughout the Consulting Period, up to a maximum of twenty
(20) hours per month.

                 (b)      CONSULTING FEES AND BENEFITS.

                          (i)     CONSULTING FEES.  In consideration for
Executive's consulting services, the Company shall pay Executive for each month a fee equal to the greater of five hundred dollars ($500) or one hundred twenty five dollars ($125) per hour of consulting services performed during the month ("Consulting Fees") plus reimbursement of expenses for travel incurred by Executive in the course of performing such services for the Company.

                          (ii)    TAXES AND WITHHOLDING.  The Company will not
withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will issue Executive a Form 1099 with respect to Executive's Consulting Fees. Executive acknowledges that he will be entirely responsible for payment of any such taxes, and he hereby indemnifies and holds harmless the Company from any liability for any taxes, penalties or interest which may be assessed by any taxing authority.

                          (iii)   STOCK OPTIONS.  Executive's stock options
which are outstanding as of the termination date (the "Stock Options") shall continue in effect and shall continue to vest during the Consulting Period under the vesting schedule or schedules specified in the relevant Stock Option agreements, and under the same terms and conditions specified in the relevant Stock Option agreements. At the end of the Consulting Period, vesting in each Stock Option will cease and such Stock Options will terminate, provided that Executive may exercise each





                                       5.

Stock Option (to the extent vested at the end of the Consulting Period) for such period thereafter as is specified in the Stock Option agreement for exercising the Stock Option following Executive's termination of employment or ceasing to provide other services to the Company (but not after the expiration date of the Stock Options). Executive acknowledges that, to the extent that this subsection provides an extension of any incentive stock option beyond the term specified in the Stock Option agreement for such incentive stock option, or results in a "modification" of such incentive stock option (within the meaning of the Internal Revenue Code), then such an incentive stock option may no longer be eligible for treatment as such, but may hereafter be treated for tax purposes as a non-qualified stock option.

                          (iv)    COMPETITIVE ACTIVITY.  Throughout the
Consulting Period, Executive retains the right to engage in employment, consulting or other work relationships in addition to his work for the Company. Notwithstanding the foregoing, if, during the Consulting Period, Executive enters into an activity in competition with the Company or solicits on behalf of another person or entity, as described in Section 7(b) of this Agreement, then (A) the Company's obligation to pay Executive Consulting Fees shall cease as of the date Executive entered into such activity; and (B) Executive's vesting in each Stock Option will cease and each Stock Option will terminate as of the date Executive entered into such activity, as determined by the Company.

                          (v)     LIMITATIONS ON AUTHORITY.  Executive shall
have no responsibilities or authority as a consultant to the Company other than as provided for above. Executive shall not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

                          (vi)    EARLY TERMINATION OF CONSULTING RELATIONSHIP.
Notwithstanding the foregoing, in the event of Executive's death or physical or mental disability or in the event Executive voluntarily terminates his consulting relationship with the Company upon notifying the Company, in writing, at least ten (10) business days in advance, any of which events occur prior to the expiration of the Consulting Period, the Company's obligation to pay Executive any further Consulting Fees and Executive's vesting in each Stock Option shall cease as of the termination date of the consulting relationship. Executive's Stock Options thereupon will terminate and shall be exercisable (to the extent then vested) only to the extent provided in subsection 6(b)(iii), or in the respective Stock Option agreements. The consulting relationship shall not expire prior to the expiration of its term for any reason other than a reason set forth herein or in Section 7(b).

         7.      LIMITATIONS AND CONDITIONS ON BENEFITS; AMENDMENT OF AGREEMENT

                 (a) REDUCTION IN PAYMENTS AND BENEFITS. The benefits provided under this Agreement are in lieu of any other benefit provided under any group severance plan of the Company in effect at the time of termination.





                                       6.

                 (b) EARLY CESSATION OF PAYMENTS AND OTHER BENEFITS. In the event that Executive, at any time during his employment with the Company, while receiving Severance Payments, or during the Consulting Period, (i) performs work for any business entity, or engages in any other work activity which is in competition, or is preparing to compete, with the Company; or (ii) either directly or through others, solicits or attempts to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, then, except as otherwise specifically provided herein, the Company's obligations (i) to pay Executive any amounts, including but not limited to Severance Payments, health insurance premiums or Consulting Fees, or provide any benefits under the terms of this Agreement; or (ii) to provide any further vesting of any Stock Option, shall all cease immediately, and each Stock Option shall thereupon terminate. For purposes of this Agreement, the holding of less than one percent (1%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this Agreement. Executive agrees to notify the Company, in writing, at least ten (10) business days prior to (i) engaging in any work for any business purpose other than work for the Company; or (ii) soliciting or attempting to solicit any employee, consultant, or independent contractor of the Company to terminate his other relationship with the Company on behalf of another person or entity. The Company shall not seek to recover any amounts paid or benefits provided to Executive prior to his engagement in such competitive or solicitation activities.

                 (c) RELEASE AND WAIVER OF CLAIMS. Prior to the receipt of any Severance Payments and other benefits provided under this Agreement following termination of Executive's Employment, and prior to the beginning of the Consulting Period, Executive shall, as of the date of termination, execute a Release and Waiver of Claims in the form attached hereto as Exhibit A ("Release"). In the event Executive does not execute the Release within the specified period set forth in the Release, no further amounts shall be payable and no further benefits shall be provided under this Agreement, and this Agreement shall be null and void.

                 (d)      CERTAIN REDUCTIONS IN PAYMENTS OR BENEFITS.

                          (i)     In the event that any payments or other
benefits received or to be received by Executive pursuant to this Agreement ("Payments") would (A) constitute a "parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and
(B) but for this subsection (d), be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then, in accordance with this subsection 7(d), such Payments shall be reduced to the maximum amount that would result in no portion of the Payments being subject to the Excise Tax.
For such purpose, the maximum amount of Payments that may be paid without incurring the Excise Tax shall be determined by KPMG Peat Marwick or any other nationally recognized accounting firm which is the Company's outside auditor at the time of such determination (the "Accounting Firm") and shall be the largest amount for which there is substantial authority (within the meaning of Section 6662(d)(2)(B) of the Code) for no portion of the Payments being treated as subject to the Excise





                                       7.

Tax. Any such determination shall be conclusive and binding on Executive and the Company. For purposes of making the calculations required by this subsection 7(d)(i), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Internal Revenue Service (the "IRS") determines that a Payment is subject to the Excise Tax, then subsection 7(d)(ii) hereof shall apply.

                          (ii)    If, notwithstanding any reduction described
in subsection 7(d)(i) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of Payments, then Executive shall be obligated to pay back to the Company, within 30 days after final IRS determination, an amount of the Payments sufficient that none of the Payments retained by Executive constitute a "parachute payment" within the meaning of Code Section 280G that is subject to the Excise Tax.

                 (e) CERTAIN DEFERRAL OF PAYMENTS. Notwithstanding the other provisions of this Agreement, to the extent that any amounts payable hereunder would not be deductible by the Company for federal income tax purposes on account of the limitations of Section 162(m) of the Code, the Company may defer payment of such amounts to the earliest one or more subsequent calendar years in which the payment of such amounts would be deductible by the Company.

                 (f) AMENDMENT OR TERMINATION OF THIS AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an appropriate officer of the Company other than Executive, which may be the Company's Chief Executive Officer, Chief Financial Officer, Vice President of Human Resources or other officer authorized by the Compensation Committee of the Board, after such change or termination has been approved by the Compensation Committee of the Board.

         8. NONEXCLUSIVITY. Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company; provided, however, that any benefits provided hereunder shall be in lieu of any other severance payments to which Executive may otherwise be entitled, including without limitation, under any employment contract or severance plan. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program.

         9. CONFIDENTIALITY. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.





                                       8.

         10. NONSOLICITATION. Executive agrees that for two (2) years after his employment with the Company is terminated or for two (2) years after the Consulting Period ends, whichever occurs later, he will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

         11. NOTICES. Any notices called for under this Agreement shall be given as follows or to such other addresses as either party may furnish the other from time to time:

                 If to Executive:         Larry L. Enterline
                                          1095 Secret Cove Drive
                                          Sugar Hill, GA 30518

                 If to the Company:       Compression Labs, Inc.
                                          Chairman, Board of Directors
                                          350 E. Plumeria Drive
                                          San Jose, CA  95134

         12. CONFIDENTIAL ARBITRATION. To ensure rapid and economical resolution of any and all disputes which may arise under this Agreement, the Company and Executive each agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and common law discrimination claims), with the sole exception of those disputes which may arise from Executive's Proprietary Information Agreement, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement, or any other disputes or claims arising from or related to Executive's employment or the termination of his employment, shall be resolved by final and binding confidential arbitration under the procedures set forth in Exhibit C to this Agreement and the then existing Judicial Arbitration and Mediation Services Rules of Practice and Procedure (except insofar as they are inconsistent with the procedures set forth in Exhibit C).

         13. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

         14. WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         15. ENTIRE AGREEMENT. This Agreement, including Exhibits A, B and C, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and





                                       9.

the Company with regard to the subject matter hereof and supersedes any and all prior agreements relating to such subject matter, including, without limitation, those certain letters dated July 17, 1996 and October 10, 1995. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Executive and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

         16. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

         17. ATTORNEY FEES. If either party hereto brings any action to enforce his or its rights hereunder, each party in any such action shall be responsible for his or its costs and attorneys fees incurred in connection with such action.

         18. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

         19. HEADINGS. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         IN WITNESS WHEREOF,the parties have duly authorized and caused this Agreement to be executed as follows:


LARRY L. ENTERLINE,                        COMPRESSION LABS, INCORPORATED,
an individual                              a corporation


/s/ Larry L. Enterline                     By: /s/ Arthur G. Anderson
----------------------------------            -------------------------------
   Larry L. Enterline
                                           Title: Chairman
                                                 ----------------------------


Date: July 17, 1996                        Date: July 17, 1996




                                      10.

                                   EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

         In exchange for the Severance Payments and other benefits to which I would not otherwise be entitled, I hereby furnish Compression Labs, Incorporated (the "Company") with the following release and waiver.

         I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

         I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

         I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.


Date: July 17, 1996        By: /s/ Larry L. Enterline

                                   EXHIBIT B

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                                   EXHIBIT C

                             ARBITRATION PROCEDURE


         1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

         2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

         3. The arbitration shall be conducted in San Jose, California by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. ("JAMS"). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, unless compelled by legal process.

         4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President and Vice- President of JAMS shall designate the arbitrator.

         The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within fifteen (15) days of the date of that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty (30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a party from at any time seeking temporary equitable relief, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

         5. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demand for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within fifteen days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two depositions (pursuant to the procedures set forth in the California Code of Civil Procedure) with a maximum of five hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.
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         6.      It is the intent of the parties that the Federal Arbitration
Act ("FAA") shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act ("CAA") shall apply.

         7. The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

         8. Each party shall pay its pro rata share of the arbitrator's fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, pending the resolution of the arbitration. The arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate in the discretion of the arbitrator. Each party shall pay its own attorneys fees, witness fees and other expenses incurred for its own benefit.

         9. The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award rendered by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by the CAA.